Exhibit 23.1.5

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4, No. 333-00000) and related Prospectus of ITC^DeltaCom, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 20, 2003, with respect to the consolidated financial statements of Florida Digital Network, Inc. for the year ended December 31, 2001, included in its Current Report on Form 8-K dated September 8, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida

November 2, 2004